EXHIBIT 99.1

To Our Shareholders:

I am pleased to report that Southern Michigan Bancorp, Inc. earned $771,000, or $.34 per diluted share, for the third quarter of 2009 compared with $751,000, or $.33 per diluted share, for the second quarter ending June 30, 2009. Our most recent quarterly earnings substantially exceeded net income of $21,000, or $.01 per diluted share, for the third quarter of 2008. Southern's net income for the nine month period ending September 30, 2009 was $1,251,000, or $.55 per diluted share, compared to $1,571,000, or $.69 per diluted share, for the same period a year ago.

Several months ago, as economic trends continued to decline, our management team and directors initiated a thorough analysis of our capital, liquidity, credit processes and loan portfolio. We wanted to ensure that we had the capital necessary to withstand a prolonged weakened economy, the liquidity to meet our customers' needs and the confidence that we were appropriately reserving for and managing the credit risk inherent within our loan portfolio. In addition, we created an Internal Loan Review function to provide more breadth and depth of coverage of our existing loans and our credit practices. We will continue to utilize innovative approaches to risk management as we measure and test the strength of our balance sheet.

As a result of these and other programs, non-performing loans as of September 30, 2009 declined by $2.3 million, or 22 percent, to $8.2 million compared with the same quarter last year. At September 30, 2009, non-performing loans amounted to 2.43 percent of gross loans compared with $10.4 million, or 3.10 percent for the same period a year ago. Our provision for loan losses during the third quarter of 2009 was $350,000, a substantial reduction from the $500,000 provision expense incurred for the second quarter of this year. For the third quarter of 2008, our provision expense exceeded $1.5 million. The allowance for loan losses as of September 30, 2009 totaled $6.7 million, or 2 percent of total loans. This is high by historic standards and reflects the Company's emphasis on prudence, caution, and preparation for the possibility of a prolonged economic recession.

Southern's net interest margin of 4.14 percent for the nine-month period ending September 30, 2009 remained strong, especially compared with our banking peers. We also experienced growth in non-interest income, driven by gains on sales of residential mortgages and by residual strength of our trust and deposit services areas.

In addition, our management team continues to identify opportunities for implementing strategies to improve operational efficiencies. For the third quarter of 2009, non-interest expense declined by $148,000 over the same period last year. Monitoring non-interest expense is especially important in light of the negative impact to earnings all banks are experiencing due to increases in FDIC deposit insurance assessments, and the additional costs associated with higher levels of non-performing assets. Southern's FDIC assessments increased $140,000 and $620,000, respectively, for the three and nine months ending September 30, 2009, compared with the same periods in 2008.

Southern's financial performance over the past several quarters is noteworthy considering the economic uncertainties affecting all Michigan-based companies and families in our service area. We are all experiencing challenges and conditions few could ever have imagined. Your support and encouragement are appreciated.

Sincerely,

John H. Castle
Chairman and Chief Executive Officer